Exhibit 16.05

October 6, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have read Item 4.01 of Form 8-K of Lithium & Boron Technology, Inc dated October 6, 2021. We agree with the statements made concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Prager Metis CPAs LLC

Las Vegas, Nevada